EXHIBIT 5




                                 WILLIAM J. HICKEY, ESQ.
                                     ATTORNEY AT LAW
                                100 Sunrise Way, Suite 430
                              Palm Springs, California 92262
                                   Tel. (760) 320-7659
                                    Fax (760) 320-7880
                                 E-mail- w-hickey@msn.com


May 17,2004

Capco Energy, Inc.
2922 E. Chapman, Ste.202
Orange, CA 92869

RE:     Capco Energy, Inc. Registration Statement on Form S-8

     At your request, I have acted as counsel to Capco Energy, Inc., a Colorado corporation (the "Company"), and am familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of options to acquire 15,880,000 shares of Common Stock of the Company (the "Options"), the Options are or are to be issued to the Grantees pursuant to said Stock Option Agreements.

     For the purposes of rendering this opinion, I have examined originals and photocopies of certified copies of such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

     1.   Certificate of Incorporation of the Company, as amended to date;

     2.   By-Laws of the Company, as amended to date;

      3. Resolutions adopted by the Board of Directors of the Company authorizing said Stock Options, the Stock Option Agreements related thereto and, the issuance of the Shares; and,

      4.   1999 Incentive Equity Plan.

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     I have not undertaken, nor do I  intend  to  undertake,   any  independent
investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

      Based on the foregoing, I am of the opinion that the Shares, when issued and paid for, will be duly authorized, validly issued, fully paid and non-assessable. The opinion set forth herein is based upon my review of Section 7-106-202 of Title 7 of the Colorado Revised Statutes as now in effect. I express no opinion as to any other laws of the State of Colorado or the laws of any other jurisdiction.

     The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

      I consent to the use of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,

                                          /s/ William J. Hickey
                                          ---------------------
                                          William J. Hickey, Esq.



WJH/st
File No.051704-93








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